Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Intrinsic World Equity Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0		0.00		11,209,963	28.85
Class B	0		0.00		480		28.84
Class C	0		0.00		105		28.83
Class I	0		0.00		2,699,599	28.86
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